Exhibit 99.1
Oncothyreon Reports Third Quarter 2010 Financial Results
SEATTLE, WASHINGTON — November 8, 2010 — Oncothyreon Inc. (NASDAQ: ONTY) today reported a net loss for the quarter ended September 30, 2010 of $4.4 million or $0.17 per basic and diluted share, compared with a net loss of $6.0 million or $0.24 per basic and diluted share for the comparable period in 2009. Oncothyreon also reported a net loss of $9.5 million or $0.37 per basic and diluted share for the nine months ended September 30, 2010, compared with a net loss of $14.7 million or $0.68 per basic and diluted share for the nine months ended September 30, 2009. The decrease in net loss for the three and nine months ended September 30, 2010 compared to the prior year periods was primarily attributable to a decrease in expense related to the change in fair value of warrant liability partially offset by increases in research and development and general and administrative expenses.
Research and development expenses increased to $2.6 million in the third quarter of 2010 from $1.3 million in the third quarter of 2009, and to $7.9 million for the first nine months of 2010 from $4.0 million for the first nine months of 2009, reflecting increased development and manufacturing activity for Oncothyreon’s product candidates PX-866 and ONT-10. General and administrative expenses increased to $1.6 million in the third quarter of 2010 from $1.4 million in the third quarter of 2009, and to $6.3 million for the first nine months of 2010 from $4.9 million for the first nine months of 2009. The increase in general and administrative expenses for the nine month period was primarily the result of legal, accounting and consulting expenses related to regulatory compliance in the first quarter of 2010.
As of September 30, 2010, Oncothyreon’s cash, cash equivalents and short-term investments were $33.4 million, compared to $33.2 million as of December 31, 2009. The $0.2 million increase was attributable to cash used in operations and capital expenditures of $13.4 million offset by net proceeds of approximately $13.6 million from the sale in September 2010 of Oncothyreon equity securities.
Financial Guidance
Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.
Expenses in 2010 are expected to be higher when compared to 2009, primarily as a result of the more advanced clinical development of PX-866 and preclinical development activities for ONT-10, as well as the legal, accounting and consulting expenses associated with regulatory compliance in the first quarter of 2010. Oncothyreon currently expects cash used in operations in 2010 to be approximately $18-19 million. As a result, Oncothyreon estimates that its existing cash will be sufficient to fund operations for at least the next 12 months.
Conference Call Details
Oncothyreon will conduct a conference call to discuss its third quarter 2010 financial results and provide a review of its pipeline of products in development today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on the Oncothyreon website.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.
Forward-Looking Statements
In order to provide Oncothyreon’s investors with an understanding of our current results and future prospects, this release may contain statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include our expectations regarding future expenses, clinical development activities and the use and adequacy of cash resources.
Forward-looking statements involve risks and uncertainties related to our business and the general economic environment, many beyond our control. These risks, uncertainties and other factors could cause our actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing our product candidates, the adequacy of financing and cash reserves on hand, changes in general accounting policies, general economic factors, achievement of the results we anticipate from our clinical trials with our products and our ability to adequately obtain and protect our intellectual property rights. Although we believe that the forward-looking statements contained herein are reasonable, we can give no assurance that our expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of our risks and uncertainties, you are encouraged to review the official corporate documents filed with the securities regulators in the United States on U.S. EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.
Additional Information
Additional information relating to Oncothyreon can be found on U.S. EDGAR at www.sec.gov and on SEDAR at www.sedar.com.
Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2101
http://www.oncothyreon.com

ONCOTHYREON INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30
	2010	2009	2010	2009
Revenue
Licensing revenue from collaborative and licensing agreements	$4	$4	$13	$12
Licensing, royalties, and other revenue	—	—	—	27

Total revenue	4	4	13	39

Operating expenses
Research and development	2,589	1,320	7,876	3,995
General and administrative	1,639	1,377	6,279	4,873
Depreciation	117	67	350	199

Total operating expenses	4,345	2,764	14,505	9,067

Loss from operations	(4,341)	(2,760)	(14,492)	(9,028)

Other (income) loss
Investment and other, net	(48)	(16)	(100)	17
Change in fair value of warrant liability	259	3,201	(4,728)	5,703

Total other (income) loss	211	3,185	(4,828)	5,720

Loss before income taxes	(4,552)	(5,945)	(9,664)	(14,748)

Income tax:
Current benefit	(200)	—	(200)	—

Net loss	$(4,352)	$(5,945)	$(9,464)	$(14,748)

Basic and diluted loss per share	$(0.17)	$(0.24)	$(0.37)	$(0.68)

Weighted average number of common shares outstanding	25,948,423	24,713,794	25,819,126	21,749,318

ONCOTHYREON INC.
Condensed Consolidated Balance sheet data
(in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Cash, cash equivalents and short term investments	$33,405	$33,218
Total Assets	$38,712	$38,225
Long term liabilities	$12,011	$10,732
Stockholder’s equity	$24,733	$25,418
Common shares outstanding	30,056	25,753